Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT: Stephen G. Rutledge Senior Vice President, CFO and Chief Investment Officer (334) 613-4500	MEDIA CONTACT: David C. Rickey Vice President – Public Relations (334) 613-4034

Alfa Corporation Announces Special Meeting of Stockholders for April 15, 2008 in

Montgomery, Alabama

Montgomery, Alabama (February 13, 2008) — Alfa Corporation (NASDAQ/ALFA) today announced that it has scheduled a record date and special meeting date for its stockholders to consider and vote upon a proposal to approve the previously announced Agreement and Plan of Merger, dated as of November 4, 2007, providing for the acquisition by Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company (referred to collectively as the Mutual Group) of all of the outstanding shares of common stock of Alfa Corp. not currently owned by the Mutual Group for $22.00 per share in cash. Upon completion of the transaction, Alfa Corp. will become a wholly owned subsidiary of the Mutual Group.

Alfa Corp. stockholders of record at the close of business on March 3, 2008, will be entitled to notice of the special meeting and to vote on the proposal. The special meeting of the stockholders will be held on April 15, 2008, at 10:00 a.m., local time, at the Executive Offices of Alfa Corp., 2108 East South Boulevard, Montgomery, Alabama 36116. Alfa Corp. currently intends to mail its definitive proxy statement to its stockholders on or about March 13, 2008.

In connection with the proposed merger, Alfa Corp. will file a definitive proxy statement with the Securities and Exchange Commission (SEC) and mail the proxy to stockholders. Stockholders of Alfa Corp. are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a copy of the proxy statement as well as other filings containing information about Alfa Corp. when available, without charge, at the SEC’s internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained by stockholders, when available, without charge, by directing a request to Alfa Corp. at 334/613-4332.

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ALFA Announces Special Meeting of Stockholders

February 13, 2008

Alfa Corp., its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Alfa Corp.’s directors and executive officers is available in Alfa Corp.’s Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 14, 2007. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the SEC when they become available.

Alfa Corp. is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corp. is traded on the NASDAQ Global Select Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corp.’s filings with the SEC.

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